Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the Lotus Pharmaceuticals, Inc. 2010 Stock Incentive Plan of our report dated March 17,  2009, relating to the consolidated balance sheets of Lotus Pharmaceutical, Inc. and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2008 and 2007, included in their Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/Sherb & Co., LLP

Sherb & Co., LLP

New York, NY

September 3, 2010